Exhibit 99.1

May 4, 2015

Herbalife Announces Amendment to Extend Credit Facility

LOS ANGELES—(BUSINESS WIRE)— Herbalife Ltd. (NYSE: HLF) today announced the closing of the third amendment of its existing syndicated credit agreement, dated as of March 9, 2011, with Bank of America Merrill Lynch as Administrative Agent.

As of March 31, 2015, the company had $500 million drawn on its revolving credit facility and a $325 million balance on its term loan. The amendment restates the existing credit agreement to, among other things, extend the maturity of $425 million of the revolving credit facility from March 9, 2016 until March 9, 2017. No changes were made to the maturity date of the company’s term loan, which will mature on March 9, 2016.

Among other conditions, the company will make principal payments of approximately $51 million on the revolving credit facility and $20 million on the term loan upon closing of the amendment, and stepdown the balance of the revolving credit facility to $425 million with an additional payment in September 2015.

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a 35-year-old global nutrition company that sells weight-management, nutrition and personal care products intended to support a healthy lifestyle. Herbalife products are sold in more than 90 countries to and through a network of independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife’s website contains a significant amount of financial and other information about the company at http://ir.Herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

Herbalife Ltd.

Media Contact:

Julian Cacchioli, 213-745-0519

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Investor Contact:

Alan Quan, 213-745-0541

Source: Herbalife Ltd.

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